Exhibit 2.1.1

APPENDIX B

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of November 18, 2008, by and among: Lime Energy Co., a Delaware corporation (“Lime”), and certain stockholders of Advanced Biotherapy, Inc., a Delaware corporation (the “Company”) listed in Schedule A (each a “Seller,” collectively the “Sellers”).

Recitals

A. The Sellers are holders of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company and each Seller is the record holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite such Seller’s name on Schedule A (the “Shares”).

B. Lime desires to purchase from Sellers and Sellers desire to sell to Lime, all of the Shares owned by Sellers, in exchange for shares of Lime’s common stock, par value $0.0001 per share (the “Lime Common Stock”) at an exchange ratio (the “Exchange Ratio”) set forth on Schedule B (the “Transaction”).

C. Under the Marketplace Rules of The NASDAQ Stock Market, Inc. (the “Marketplace Rules”), the issuance of the Lime Common Stock pursuant to the Transaction requires the approval of the stockholders holding at least a majority of the outstanding stock of Lime (the “Required Approval”).

D. Lime intends to obtain the necessary approval of its stockholders by written consent in lieu of meeting. To be effective, such approval must be communicated to all of the Lime’s stockholders through an information statement (the “Information Statement”) pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

E. Immediately after the closing of the Transaction, Lime will be the beneficial holder of 90% or more of the issued and outstanding Company Common Stock.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Certain capitalized terms used in this Agreement have the meanings set forth below and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear. All capitalized terms shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization from or by a Governmental Body including any governmental authorization in the form of (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

“Control,” “Controlled,” “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least 50% of the outstanding voting securities of such Person.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Indemnification Agreement” refers to the agreements between the Company and certain of its officers and directors, copies of which have been provided to Lime.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Lime Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lime Purchaser” shall mean either Lime or a wholly-owned Subsidiary of Lime, as determined by Lime in its sole discretion.

“Lime Shares” shall mean the number of shares of Lime Common Stock to be issued to the Sellers upon the terms and subject to the conditions set forth in this Agreement.

“Losses” shall mean damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel) and including all amounts paid in investigation, defense or settlement of the foregoing.

“Merger” shall mean the merger following the Closing of the Company with and into Lime, the Lime Purchaser or a wholly-owned Subsidiary of Lime not the Lime Purchaser, in accordance with Section 253 of the Delaware General Corporation Law

“Organizational Documents” shall mean an Entity’s certificate or articles of incorporation and bylaws (in the case of a corporation) and similar organizational documents (in the case of other types of Entities).

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean the reports, registration statements and definitive proxy statements filed by an issuer with the SEC. “Company SEC Reports” shall refer to the SEC Reports filed by the Company and “Lime SEC Reports” shall refer to the SEC Reports filed by Lime.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

An Entity shall be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or membership interests of such Entity.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Warrants” shall mean any options, stock appreciation rights, warrants, convertible or exchangeable securities or other rights, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests, or similar rights of an issuer or granting to any Person any right to participate in the equity or income of the issuer or to participate in or direct the election of any director or officer of the issuer or the manner in which any shares of capital stock or other securities of the issuer are voted, or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from the issuer any shares of capital stock or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of capital stock of the issuer, including without limitation “phantom stock” or stock appreciation rights. “Lime Warrants” shall mean the foregoing definition as applied to Lime as the issuer and “Company Warrants” shall mean the foregoing definition as applied to the Company as the issuer.

ARTICLE 2

TRANSACTIONS AT THE CLOSING

2.1  Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, each Seller shall sell and deliver to the Lime Purchaser the Shares owned by such Seller as set forth on Schedule A and the Lime Purchaser shall purchase the Shares free and clear of all Liens, for the Purchase Price determined in accordance with this Section 2.

2.2  Purchase Price.  The consideration (the “Purchase Price”) to be paid by the Lime Purchaser to each Seller for its Shares shall be a number of Lime Shares as reflected on Schedule A.

2.3  Conditions to Closing.  The closing of the Transaction (the “Closing”) is subject to (i) the representations and warranties contained in Articles 3, 4 and 5 being true and correct at and as of the Closing Date (as defined below) as if made or given on and as of the Closing Date; (ii) Lime shall have been afforded access to information as provided in Section 6.3; and (iii) Lime shall have obtained the Required Approval and it shall have become effective pursuant to Section 14(c) of the Exchange Act.

2.4  Closing.  The Closing shall take place at the offices of Reed Smith LLP, 10 S. Wacker Drive, Chicago Illinois 60606, or at such other place as the Company shall designate in writing to Sellers. Lime shall provide Sellers with at least five (5) business days’ notice in advance of the closing date (the “Closing Date”), which notice shall identity the Lime Purchaser and shall include a certification by Lime’s Chief Executive Officer that the Required Approval has been obtained and become effective pursuant to Section 14(c) of the Exchange Act. At the Closing, the Sellers shall convey and deliver to the Lime Purchaser stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, against payment of the Purchase Price for the Shares, as provided in Section 2.2, and Lime, on behalf of the Lime Purchaser, shall deliver to each Seller the Lime Shares indicated on Schedule A.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Sellers’ Representative hereby represents and warrants to Lime, as of the date hereof and as of the Closing Date:

3.1  Organization.  The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. To the best knowledge of Sellers’ Representative, the Company is duly organized under the laws of the State of Delaware and has all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted. Sellers’ Representative has delivered to Lime complete and correct copies of the Organizational Documents, the stockholder record list, prepared by the Company’s transfer agent as of November 4, 2008 (the “Stock Ledger”) and originals or copies of minutes of director meetings and consents in lieu of meetings in possession of the Company since June 2004 (collectively, the “Minutes”). To the best knowledge of Sellers’ Representative, the Stock Ledger is complete, accurate and current and the Minutes are complete, accurate and current in all material respects. The Company has no direct or indirect Subsidiaries.

3.2  Capitalization; Title to Shares

(a) The Company’s authorized capital stock consists solely of 2,000,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. The Shares represent at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock. As of the date hereof (i) 1,167,621,940 shares of Company Common Stock are issued and outstanding, and (ii) 832,378,060 shares of Company Common Stock are held by the Company as non-voting treasury shares. No preferred stock is issued and outstanding. All outstanding shares of Common Stock are and will on the Closing Date be validly issued, fully paid and non-assessable.

(b) To the best knowledge of Sellers’ Representative, (i) Schedule 3.2(b) is a true and complete list as of the date hereof, and as of the Closing Date, of all issued and outstanding Warrants, the number of shares of Company Common Stock subject to each such Warrant, and the name of each Warrant holder; and (ii) except as set forth on Schedule 3.2(b), there are no outstanding Warrants.

(c) To the best knowledge of Sellers’ Representative: (i) the Company has not issued any securities in violation of any preemptive or similar rights; (ii) except for 109,902,680 shares of Company Common Stock reserved for issuance upon exercise of Warrants, there are no shares of capital stock or other securities of the Company reserved for issuance for any purpose; and (iii) the Company is not a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock or other securities of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock or other securities of the Company.

3.3  Company SEC Reports.  To the best knowledge of Sellers’ Representative, as of their respective dates, the Company SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports; and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4  Company Changes.  To the best knowledge of Sellers’ Representative, except as set forth on Schedule 3.4 or disclosed in the SEC Reports, other than any loans made by the Company to Lime, since December 31, 2007, there have not been: (a) any transactions by the Company, or any changes in the assets or liabilities of the Company, which, either individually or in the aggregate, are material to the financial condition of the Company; (b) any changes in the accounting practices, depreciation or amortization policies or rates theretofore adopted by any of the Company, or any revaluation of any of its assets; (c) the entry into any material contract or other binding obligation with any party other than Lime which is not immediately terminable by the Company without penalty; (d) any declaration, setting aside or payment of any dividend (whether in cash, stock or property)

with respect to the Company Common Stock, or any other distribution to the stockholders of the Company, whether of record or beneficial other than in the ordinary course of business; (e) any amendment to the Organizational Documents of the Company; (f) the issuance or repricing of any Warrants with respect to Company Common Stock; (g) any reclassification of shares of Company Common Stock; (h) the authorization, issuance or reservation of any shares of capital stock of the Company; (i) any new, or changes in any, Tax election or method of accounting for Tax purposes; or (j) any agreement by the Company to do any of the things described in the preceding clauses.

3.5  Full Disclosure.  To the best knowledge of Sellers’ Representative, no written information furnished by Sellers’ Representative to Lime in connection with this Agreement contains, as of the date of such written information, any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6  Litigation.  To the best knowledge of Sellers’ Representative, there is no litigation, claim, proceeding, or governmental investigation pending or threatened against the Company or the Sellers that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Sellers’ ability to consummate, the Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller represents and warrants to Lime, for himself and not on behalf of any other Seller, as of the date hereof and as of the Closing Date as follows:

4.1  Authority; No Conflict.

(a) Seller has all necessary individual power, capacity and authority to execute and deliver this Agreement, to perform Seller’s obligations hereunder, and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) Neither the execution and delivery of this Agreement nor the performance thereof do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any Legal Requirements to which the Seller, or any of the Seller’s Shares, are subject; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Seller is a party, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent the Seller from performing Seller’s obligations under this Agreement in any material respect.

(c) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent the Seller from performing his, her or its obligations under this Agreement.

4.2  Ownership.  Seller owns, beneficially or of record, the number of Shares set forth opposite the Seller’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act, Blue Sky Laws and other securities laws. Except as set forth on Schedule 3.2(b), Seller does not own any Warrants of the Company other than the Shares.

4.3  Access to Information.  Seller has had an opportunity to review this Agreement with assistance of counsel and other advisors of Seller’s own choosing.

4.4  Review of Lime SEC Reports.  Seller has had access to the Lime SEC Reports and the Company SEC Reports and has had an opportunity to review the Lime SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of Seller’s own choosing. Seller and Seller’s advisors have been afforded the opportunity to ask questions of and receive answers from Lime regarding Lime and the Lime SEC Reports.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LIME

Lime represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.1  Organization and Good Standing.  Lime is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under contracts to which Lime is party or by which Lime or any of its assets are bound. Lime is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Lime.

5.2  Authority; No Conflict.

(a) Other than obtaining the Required Approval: (i) Lime has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by Lime have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Lime are necessary to authorize this Agreement; (iii) this Agreement has been duly and validly executed and delivered by Lime and, assuming the due execution and delivery of this Agreement by the Sellers, constitutes the legal, valid and binding obligation of Lime, enforceable against Lime in accordance with its terms subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement does not and will not, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Lime, or (ii) contravene, conflict with, or result in a violation of, any Legal Requirement.

(c) The execution and delivery of this Agreement by Lime does not require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the Marketplace Rules, and Blue Sky Laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent Lime from performing its obligations under this Agreement in any material respect.

5.3  Capitalization.  The authorized capital stock of Lime consists of 200,000,000 shares of Lime Common Stock and 1,000,000 shares of Series A-1 Convertible Preferred Stock, US $0.01 par value per share (“Lime Preferred Stock”). As of the date hereof, (a) 9,555,053 shares of Lime Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 546,424 shares of Lime Common Stock are reserved for issuance upon exercise of outstanding Warrants, and (c) 358,710 shares of Lime Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Lime has accepted subscription agreements for another 933,049 shares of Lime Common Stock and for Warrants to purchase 233,263 shares of Lime Common Stock, and such shares and warrants will be issued prior to the Closing in accordance with the terms of the subscription agreements.

5.4  Availability of Common Stock.  Lime has authorized but unissued shares of Lime Common Stock in an amount sufficient to consummate the Transaction.

5.5  Lime SEC Reports.  As of their respective dates, the Lime SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Lime SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6  Absence of Certain Changes.  Except as described in that certain Written Consent in Lieu of Meeting, executed by the stockholders of Lime on November 13, 2008, a copy of which has previously been delivered to Sellers, since September 30, 2008, there has not been any change which by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a material adverse effect, except as disclosed in the Lime SEC Reports.

5.7  Full Disclosure.  No written information furnished by Lime to Sellers in connection with this Agreement contains, as of the date of such written information, any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8  Litigation.  There is no litigation, claim, proceeding, or governmental investigation pending or threatened against Lime that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Lime’s ability to consummate, the Transaction.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1  No Company Changes.  From the date hereof through the Closing Date, each Seller who is a director or officer of the Company agrees that such Seller will not, directly or indirectly, as a stockholder, director or officer of the Company, take or permit to occur any action or inaction which could result in any of the representations and warranties set forth in Article 3 to be no longer true in all material respects.

6.2  Required Approval.  Lime agrees to use its reasonable best efforts to obtain the consent of a majority of its stockholders and to file the Information Statement on or before February 1, 2009 for the purpose of obtaining the Required Approval, and each Seller agrees to vote or cause to be voted all shares of Lime Common Stock and Lime Preferred Stock over which Seller has voting power in favor of such action.

6.3  Due Diligence.  From the date hereof through the Closing Date, Sellers’ Representative agrees to give, and to cause the Company to give, Lime, its counsel, accountants and other representatives access to the properties, books, records, contracts and documents of the Company for purpose of such inspection as Lime deems appropriate, and shall furnish or cause to be furnished to Lime and its representatives all information with respect to the business and affairs of the Company as Lime may request.

6.4  Market Standoff.  From the date hereof through the Closing Date or date of termination of this Agreement, if applicable, each Seller hereby agrees not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Lime Common Stock or Company Common Stock beneficially owned by such Seller.

6.5  Other Company Stockholders.  Following the Closing Date, Lime will offer or otherwise effect to the remaining stockholders of the Company an exchange of Lime Common Stock for their shares of Company Common Stock at the Exchange Ratio.

6.6  General Release.  Effective upon the Closing Date:

(a) Each Seller, for Seller and Seller’s heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company and its directors and officers (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and including the Closing Date, against the Released Parties, or any of them, which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action or preclude a lawsuit or claim in respect of any Causes of Action that a Releasing Party may have or bring arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement, or that a Releasing Party may have or bring arising under his respective Indemnification Agreement or the bylaws of the Company, or any other rights of indemnification or constitution of law or in equity.

(b) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (a) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

(c) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.

6.7  Best Efforts.  As soon as practicable, Lime shall commence and continue in good faith to take all reasonable action required to obtain all consents, approvals and agreements of, and to give all notices to and make all filings with, any third parties, including Governmental Authorities, necessary or appropriate to authorize, approve or permit the full and complete consummation of the Transaction and the Merger. In addition, Lime shall use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under this Agreement, applicable laws and regulations to enable, consummate, make effective and evidence the Transaction and the Merger.

6.8  Directors’ and Officers’ Insurance and Indemnification.

(a) Continuation of Existing Indemnification.  Lime agrees that all rights to indemnification now existing or hereafter arising at or prior to the Closing in favor of the directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws as in effect on the date hereof or pursuant to the Indemnification Agreements in effect on the date hereof shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. After the Closing, Lime shall continue to perform the obligations of the Company under the Indemnification Agreements. Without limiting the foregoing, in the event that any party covered by existing indemnification protection becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to, and including, the Closing, Lime shall periodically advance to such party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), provided that such funds advanced shall be promptly returned to the Company in the event it shall be judicially determined that such party is not entitled to indemnification by the Company or Lime.

(b) Cooperation.  In the event any action, suit, proceeding or investigation challenging this Agreement or the ability of the parties hereto to consummate the Transaction is commenced by a third party, whether before or after the Closing, Lime and the Sellers’ Representative agree (except for matters involving any breach of an Article 4 representation, in which chase the applicable Seller agrees) to cooperate and use all reasonable efforts to defend against and respond thereto.

6.9  Indemnity of Sellers.  Each Seller makes no representation or warranty regarding and shall have no responsibility for (a) the truth or accuracy of any information with respect to or supplied by Lime, or any of its Affiliates (except for information supplied in writing by such Seller) contained in the Information Statement or the Registration Statement or any amendment or supplement thereto, or (b) the conformance of the Information Statement with the requirements of the Exchange Act and other applicable law, or (c) the conformance of the Registration Statement with the requirements of the Securities Act and other applicable law. With respect to such information, and in addition to the obligations under Section 6.8 above, Lime shall indemnify each Seller, director and officer of the Company as of the date hereof (collectively, the “Indemnified Party”), against any (i) losses, claims, damages or liabilities, joint or several, and amounts paid in any settlement approved by Lime (which approval shall not be unreasonably withheld or delayed) in connection with the foregoing, to which any of such persons may be subject, and (ii) legal or other expenses reasonably incurred by such persons in connection with investigating or defending against any such losses, claims, damages or liabilities insofar as such losses, claims, damages or liabilities are caused by (A) any untrue statement or alleged untrue statement of a material fact contained in the Information Statement or Registration Statement, or any amendment or supplement thereto, (B) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (C) the failure of the Information Statement to comply with the requirements of the Exchange Act and other applicable law, or (D) the failure of the Registration Statement to comply with the requirements of the Securities Act and other applicable law. This indemnity shall be payable as incurred and on demand. Each person entitled to be indemnified pursuant to this Section 6.9 shall give notice to Lime in writing promptly after obtaining knowledge of any claim or litigation for which indemnity may be had hereunder, but failure to do so shall not affect the right to indemnity hereunder. Lime shall only be obligated under this Section to pay the costs and expenses of one counsel for the Indemnified Parties as a group. If the indemnification provisions above are unavailable or insufficient to hold harmless the Indemnified Party in respect of any losses, claims, damages, or liabilities, then Lime shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such Indemnified Party, on the one hand, and Lime, on the other hand.

6.10  Notification of Certain Matters.

(a) Lime shall give prompt notice to the Sellers’ Representative of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty made by Lime in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing; (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Lime prior to the Closing, under any agreement, indenture or instrument to which Lime or any of its subsidiaries is a party or is subject which default would materially and adversely affect the ability of Lime to perform its obligations hereunder and to effect the Closing; (iii) any notice or other communication from any third party received by Lime alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any notice or other communication from any regulatory authority received by Lime in connection with the Transaction or the Merger.

(b) Sellers’ Representative shall give prompt notice to Lime (i) upon Seller’s Representative obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty made by any Seller in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing; (ii) of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Sellers’ Representative prior to the Closing, under any agreement, indenture or instrument to which any Seller is a party or is subject which default would materially and adversely affect the ability of such Seller to perform Seller’s obligations hereunder and to effect the Closing; (iii) of any notice or other communication from any third party received by Sellers’ Representative alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) of any notice or other communication from any regulatory authority received by Sellers’ Representative in connection with the Transaction or the Merger.

6.11  Company Patents.  Lime shall maintain in effect, for a period of not less than one (1) year following the Closing, the Company patents set forth in Schedule 6.11.

6.12  Company Warrants.  Notwithstanding any provisions to the contrary in the Company Warrants which may provide for expiration or cancellation on a change of control or merger of the Company, Lime agrees to offer (the “Warrant Offer”) to each Company Warrant holder the right to exchange such holder’s Company Warrants for new Lime Warrants to acquire such number of shares of Lime Common Stock as such holder would have received had the holder exercised the Company Warrant in full prior to the Merger. Any such new Warrant will have an aggregate exercise price equal to the aggregate exercise price under the applicable Company Warrant, shall have the same expiration date as the applicable Company Warrant, and shall otherwise be in form and substance reasonably acceptable to Sellers’ Representative. The Warrant Offer shall be transmitted to each Warrant holder within 30 days following the Closing together with the form of the new Lime Warrant. Copies of each Warrant Offer and form of new Lime Warrant shall also be provided to Sellers’ Representative.

6.13  No Legal Actions.  Lime shall, and Sellers’ Representative shall cause the Company to, execute contemporaneously with the execution hereof, a general release and agreement (the “General Release”) in substantially the form attached hereto as Exhibit 1. The General Release shall constitute a separate agreement, the consideration for which shall be the agreement of each Seller to approve and execute this Agreement and the General Release shall survive the expiration or other termination of this Agreement.

6.14  Appointment of Board of Directors.  Within ten (10) days following the Closing, Lime shall use its best efforts to cause Christopher W. Capps to be appointed as a director of Lime. Unless otherwise notified by Richard P. Kiphart, for so long as Richard P. Kiphart shall own any of the capital stock of Lime, Lime shall use its best efforts to cause Mr. Capps to be nominated as a director for each election of directors, unless Mr. Capps shall have resigned or been removed in accordance with Delaware law.

6.15  Registration Statement.  Lime shall prepare and file a registration statement with the SEC under the Securities Act on Form S-4, registering the Lime Common Stock to be issued in connection with the Merger (the “Registration Statement”), no later than December 31, 2008. Thereafter, Lime shall use its best efforts to cause such Registration Statement to be declared effective as soon as possible. Without limiting the foregoing, Lime will promptly respond to all SEC comments, inquiries and requests.

6.16  Merger.  Lime shall effect the Merger within forty-five (45) days following the Closing, or, if later, within 5 business days after the effectiveness of the Registration Statement. Among the terms of the Merger, the separate corporate existence of the Company will terminate and each of the outstanding shares of Company Common Stock not already owned by Lime shall be, at the Company stockholder’s election, converted into shares of Lime Common Stock at the Exchange Ratio set forth on Schedule B or converted into the right to receive cash at the rate of $0.008625 per share.

6.17  Reports under Exchange Act.  With a view to making available to the Sellers the benefits of Rule 144 under the Securities Act, or any other similar rule or regulation of the SEC that may at any time permit the Sellers to sell the Lime Shares to the public without registration (“Rule 144”), Lime agrees to: (a) make and keep adequate current public information available, within the meaning of Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of Lime under the Securities Act and the Exchange Act so long as Lime remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) furnish to each Seller so long as such Seller owns any Lime Shares, promptly upon request (i) a written statement by Lime, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of or free online access to the most recent Lime SEC Reports, and (iii) such other information as may reasonably be requested by a Seller in order to sell Lime Shares pursuant to Rule 144 without registration.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1  Survival.

(a) The representations, warranties, covenants, and agreements of the Sellers made herein and in all agreements, documents, and instruments executed and delivered by each Seller in connection herewith (i) are material, shall be deemed to have been relied upon by Lime, and shall survive the execution hereof regardless of any investigation on the part of Lime or its Representatives, with Lime reserving its rights hereunder, and (ii) shall bind each Seller’s successors and assigns, whether so expressed or not, and shall inure to the benefit of Lime and its respective successors and assigns.

(b) The representations and warranties of the parties made herein and in all agreements, documents, and instruments executed and delivered by any party in connection herewith shall expire and be of no further force or effect on March 31, 2009, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of any party hereunder; provided, however, that any such written claim with respect to fraud, intentional misrepresentation or willful breach, may be given at any time.

7.2  Indemnification.

(a) Indemnification by the Sellers.  Each Seller acknowledges and agrees that Lime has relied on the representations, warranties, covenants and other agreements of such Seller contained in this Agreement. Accordingly, each Seller, on his/her/its own behalf and on behalf of his/her/its Seller’s successors, executors, administrators, estate, heirs and assigns (collectively, the “Stockholder Indemnifying Parties”) agrees to severally defend, indemnify and hold Lime, its directors, officers, employees and agents (collectively, the “Lime Indemnified Parties”) harmless from and against any and all Losses as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims) which may be sustained or suffered by any such Lime Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by such Seller in this Agreement; (ii) any breach of any covenant or agreement made by such Seller in this Agreement, and (iii) the inaccuracy or incompleteness of any information provided to Lime in writing by such Seller and stated specifically to be used for inclusion in the Information Statement or the Registration Statement.

(b) Notice; Payment of Losses; Defense of Third-Party Claims.

(i) With respect to any claim for indemnification based on breach of any covenant or agreement made by the Sellers in this Agreement, and as to which there is no third party claim, Lime shall notify Sellers’ Representative of such breach and claim, which notice shall provide reasonable detail as to the alleged breach and Sellers’ Representative shall have ten (10) business days to effect a cure of such breach. If such cure cannot be effected, or if the Sellers’ Representative contests such breach, the parties shall proceed with the claim for indemnification as provided in Section 7.2(b)(iii) below.

(ii) For all indemnification claims other than those provided for in Section 7.2(b)(i) above, a Lime Indemnified Party shall give written notice of a claim for indemnification to the applicable Stockholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Lime Indemnified Party or in the form of a final determination by any Governmental Body); provided, however, that failure to give such notice shall not limit the right of the Lime Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Lime Indemnified Party shall provide the Stockholder Indemnifying Party with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.

(iii) Within ten (10) business days after receiving notice of a claim for indemnification or reimbursement, the Stockholder Indemnifying Party shall, by written notice to the Lime Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Stockholder Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Lime Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Stockholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Stockholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above and reimbursement of expenses as set forth herein) until the matter is resolved in accordance with this Agreement.

(iv) In the case of any third party claim, if, within ten (10) business days after receiving the notice described in the preceding paragraph (a), the Stockholder Indemnifying Party gives written notice to the Lime Indemnified Party stating that the Stockholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Stockholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Stockholder Indemnifying Party’s own cost and expense, then, except as provided below, counsel for the defense shall be selected by the Stockholder Indemnifying Party (subject to the consent of such Lime Indemnified Party which consent shall not be unreasonably withheld) and such Stockholder Indemnifying Party shall not be required to make any payment to such Lime Indemnified Party with respect to such claim, liability or expense as long as the Stockholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Stockholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Stockholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Lime Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Stockholder Indemnifying Party’s obligation to indemnify such Lime Indemnified Party therefor will be fully satisfied only by payment of money by the Stockholder Indemnifying Party pursuant to a settlement which includes a complete release of such Lime Indemnified Party. The Stockholder Indemnifying Party shall keep such Lime Indemnified Party apprised of the status of the claim, liability, or expense and any resulting suit, proceeding or enforcement action, shall furnish such Lime Indemnified Party with all documents and information that such Lime Indemnified Party shall reasonably request, and shall consult with such Lime Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Lime Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Stockholder Indemnifying Party and such Lime Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct as set forth in a reasoned written opinion issued by counsel for such Lime Indemnified Party, the reasonable expense of separate counsel for such Lime Indemnified Party shall be paid by the Stockholder Indemnifying Party. If (A) no such notice of intent to dispute and defend is given by the Stockholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, or (B) the third party claim relates to breaches of representations and warranties made by a Stockholder Indemnifying Party that relate to the Company, its business or operations, Lime may undertake the defense of such claim, liability, or expense at the Stockholder Indemnifying Party’s own cost and expense (with counsel selected by Lime), and shall have the right to compromise or settle, such claim, liability, or expense (exercising reasonable business judgment). If such claim, liability, or expense is one that by its nature cannot be defended solely by the Stockholder Indemnifying Party, then such Lime Indemnified Party shall make available all information and assistance that the Stockholder Indemnifying Party may reasonably request and shall cooperate with the Stockholder Indemnifying Party in such defense.

(c) Limitation on Contribution and Certain Other Rights.  Each Seller hereby agrees that if, following the Closing Date, any Losses become due from such Seller pursuant to this Section 7.2 (a “Loss Payment”), such Seller shall have no rights against Lime, the Company or any of their directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and each Seller shall not take any action against Lime or any such Person with respect thereto.

(d) Limitations.  The aggregate liability of each Seller under Section 7.2 shall not exceed an amount equal to the number of shares of Company Common Stock sold by such Seller multiplied by $0.008625, together with the value of any Lime Warrants received by such Seller pursuant to Section 6.12.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1  Fees, Expenses and Taxes.  Lime shall pay the fees and expenses of Rutter Hobbs & Davidoff Incorporated, as counsel for the Sellers’ Representative, in connection with this Agreement and the Transaction. All other fees, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees, expenses, or Taxes. Lime and the Sellers understand that the Transaction is a taxable event to the Sellers and agree that the Transaction is not intended to be a tax-free reorganization.

8.2  Termination.  This Agreement shall terminate by mutual agreement of Lime and the Sellers’ Representative or if the Closing has not occurred by March 31, 2009. Upon termination of this Agreement no party shall have any liability to any other party, unless the reason for termination is that the Closing has failed to occur due to a breach of a party’s obligations hereunder.

8.3  Amendment.  This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Lime and the Sellers’ Representative.

8.4  Waiver.

(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Closing Date, Lime (with respect to the Sellers) and the Sellers’ Representative (with respect to Lime), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.5  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.6  Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.7  Governing Law.  Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8  Consent to Jurisdiction; Venue.  In any action or proceeding between Lime and any of the Sellers arising out of or relating to this Agreement or the Transaction, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the City of Chicago, Illinois (each, a “Chicago Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Chicago Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 7 and Section 8.1, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11  Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Sellers’ rights hereunder may be assigned by any Seller without the prior written consent of Lime, provided the assignment of rights by any Seller to the Sellers’ Representative shall not require any such consent.. Any attempted assignment of this Agreement or of any such rights by any Seller without such consent shall be void and of no effect.

8.12  No Third Party Rights.  Except for the persons referenced in Sections 6.4, 6.6, 6.8, 6.9, 6.12, 6.13, and 6.14 who are intended third party beneficiaries of such Sections and this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13  Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

If to Lime:

Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007-2410
Attention: Jeffrey R. Mistarz
Fax no.: (847) 437-4969

with a copy to:

Reed Smith LLP
10 S. Wacker Drive
Chicago, Illinois 60606-7507
Attention: Evelyn Arkebauer
Fax no.: (312) 207-6400

If to any Seller, to the Sellers’ Representative and counsel on behalf of the Sellers’ Representative:

Richard P. Kiphart
William Blair & Co.
222 W. Adams Street
Chicago, Illinois 60606
Fax no.: (312) 368-9418

with a copy to:

Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067-6018
Attention: Joel Weinstein
Fax no.: (310) 286-1728

8.14  Legal Representation of the Parties .  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.15  Enforcement of Agreement.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17  Appointment of Sellers’ Representative.  Each Seller hereby irrevocably authorizes and appoints Richard P. Kiphart (the “Sellers’ Representative”) as such Seller’s representative and attorney-in-fact to act in the capacity contemplated by this Agreement. If the Sellers’ Representative or any successor shall resign, die or become unable to act as Sellers’ Representative, a replacement shall be promptly appointed by a writing signed by Sellers who hold a majority of the Shares being sold hereby, which replacement shall thereafter be the Sellers’ Representative with the same powers and duties as the previous Sellers’ Representative. Sellers’ Representative shall not be liable to any Seller or any other person for anything which he may do or refrain from doing in connection with this Agreement except in the event of fraud, or willful misconduct by Sellers’ Representative. In connection with the exercise of his duties, Sellers’ Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof to be allocated among the Sellers, and Sellers’ Representative will have no liability hereunder for actions taken in good faith reliance upon the advice of such advisors. Sellers (other than Sellers’ Representative) shall, jointly and severally, indemnify Sellers’ Representative for, and hold him harmless against, any Losses arising out of or in connection with his duties as Sellers’ Representative including the cost and expenses of defending himself against any Losses, except for Losses arising from the fraud or willful misconduct of Sellers’ Representative.

[Remainder of page intentionally left blank — signature pages follow]

SIGNATURE PAGE
TO
STOCK PURCHASE AGREEMENT
LIME ENERGY CO. AND SELLERS (listed on Schedule A)

LIME:

Lime Energy Co.

By.	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Executive Vice President and CFO

SELLERS:
For completion by Seller who is a natural person:

Signature

Print Name

For completion by Seller who is not a natural person (trust, partnership, etc.):

Print Name of Entity

By:

Print Name and Title

SCHEDULE A

Sellers, Shares, Lime Shares

	Company	Lime Shares
	Common	to be Received
	Stock Held by	by Seller at
Name and Address of Seller	Seller	Closing

Richard P. Kiphart c/o William Blair & Co. 222 West Adams Street Chicago, IL 60606-5312	952,846,582	2,023,847
Michael P. Krasny Revocable Trust Michael Krasny, Trustee 1622 Willow Road, Suite 200 Northfield, IL 60093	62,052,200	131,799
Simon V. Skurkovich, M.D. 802 Rollins Avenue Rockville, MD 20852-4113	10,260,840	21,795
Rebecca S. Kiphart c/o William Blair & Co. 222 West Adams Street Chicago, IL 60606-5312	6,666,666	14,160
Julia K. Gluck c/o William Blair & Co. 222 West Adams Street Chicago, IL 60606-5312	6,666,666	14,160
John & Debbie Capps c/o Plaza Motors 11830 Olive Boulevard St. Louis, MO 63141	3,333,333	7,080
Matthew Gooch c/o William Blair & Co. LLC 222 West Adams Street Chicago, IL 60606	3,333,333	7,080
David W. Valentine Victory Park Capital 227 West Monroe Street, Suite 3900 Chicago, IL 60606	3,333,333	7,080
Christopher W. Capps 227 West Monroe Street, Suite 3900 Chicago, IL 60606	2,666,667	5,665
Boris Skurkovich, M.D. 18 Blaisdell Avenue Pawtucket, RI 02860-5715	2,585,384	5,492
Carol Doris 18 Blaisdell Avenue Pawtucket, RI 02860-5715	2,765,555	5,875
Samuel Aaron Skurkovich 18 Blaisdell Avenue Pawtucket, RI 02860-5715	3,911,325	8,308

Schedule A
Stock Purchase Agreement

SCHEDULE B

Exchange Ratio of Lime Common Stock for Company Common Stock

Company stockholders shall receive 0.002124 share of Lime Common Stock in exchange for each share of Company Common Stock held by them, which number represents $0.008625 divided by $4.06, the closing price of Lime Stock on November 14, 2008.

Schedule B
Stock Purchase Agreement

Schedules 3.2(b), 3.4, and 6.11 — which consist of schedules of ADVB outstanding options, warrants, and patent numbers — are omitted. Lime will furnish supplementally a copy of any omitted schedule to the Commission upon request.

EXHIBIT 1

RELEASE AGREEMENT

This Release Agreement (the “Release”) is entered into as of November 18, 2008, by and between Lime Energy Co., a Delaware corporation (“Lime”) and Advanced Biotherapy, Inc., a Delaware corporation (“Company”).

RECITALS

A. Lime and certain stockholders of the Company have entered into a Stock Purchase Agreement (the “Agreement”), dated as of November 18, 2008, which contemplates the purchase by Lime of 90% or more of the issued and outstanding shares of Company common stock (“Transaction”).

B. The parties to the Agreement agreed to cause this Release to be executed and delivered promptly following the Closing (as that term is defined in the Agreement), which Release provides that Lime release each of the potential defendants in any action from potential claims as described in Section 1.1 below.

NOW THEREFORE, in consideration of the foregoing recitals, the Agreement and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

RELEASE

1.1  Release.  Lime and its officers, directors, and stockholders, and each of them, for themselves and for others who may claim through them, hereby release, remise, and forever discharge the Company, its officers, directors, agents, attorneys, investment bankers, affiliates, record and beneficial security holders (including without limitation, trustees and beneficiaries of trusts holding such securities), advisors and representatives of and from all claims, demands, debts, damages, liabilities, actions, causes of actions, suits, sums of money, accounts, obligations, costs, expenses, covenants, agreements, contracts and promises (in law and in equity) or the like and whether known or unknown (collectively the “Claims”), of any description, kind or nature and whether by act or omission relating directly or indirectly to (i) the conduct and management of the Company and its business, (ii) the discharge of statutory and common law fiduciary duties with respect to the Company and its stockholders, and (iii) the negotiation, execution and performance of the Agreement. The Claims shall exclude (i) claims or causes of action made or brought prior to the Closing relating to any material breach by any Seller of this Agreement between the date hereof and the Closing, or (ii) claims or causes of action relating to the Agreement and the negotiation, execution and performance thereof, to the extent that such claim or cause of action arises directly from actual fraud, intentional misconduct, or a knowing, material violation of law by the person against whom such claim is made or against whom such cause of action is alleged (the “Exclusions”).

1.2  General Release.  In furtherance of the intention that this Release be a full and final accord and satisfaction and release of the Claims subject only to the Exclusions, Lime, for itself and for others who may claim through it, expressly waives and relinquishes, any and all rights and benefits which it has or may have under any applicable laws to the full extent that it may lawfully waive all such rights and benefits. Lime hereby acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Release, but that it is the intention of each hereby, finally and forever and subject only to the Exclusions, to settle and release any and all Claims, disputes and differences, known or unknown, suspected and unsuspected, which do now exist, may hereafter exist or heretofore have existed between it, on the one hand, and those persons and/or entities released by it on the other hand, and that in furtherance of such intention, the releases are binding and effective notwithstanding the discovery or existence of any such additional or different facts.

1.3  No Assignment.   Lime hereby warrants and represents to the Company that it has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or entity whatsoever, any Claim or any part or portion thereof.

1.4  No Admission.   It is understood and agreed that neither this Release nor the consideration granted under the Agreement nor anything else contained or implied herein shall constitute or be deemed or construed so as to constitute an admission of liability of any party hereto of any Claim, demand or cause of action hereby released.

1.5  Advice of Counsel.  Each party hereto acknowledges that it has been represented by and received advice from independent counsel of its own choosing prior to the execution hereof, and that it has executed this instrument after having received the advice of said counsel. Each of the parties hereto acknowledges that it has entered into this Release of its own free will, and free of any duress or undue influence by any party hereto or any third party whatsoever. Each of the parties hereto mutually acknowledges to each other party hereto that no other party hereto, nor any agent or attorney for any other party hereto, has made any promise, representation or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof to induce it to execute this Release, and each of the parties hereto further acknowledges that none of them have executed this Release in reliance on any such attempted or purported oral modification, agreement or change hereof.

1.6  Intended Third Party Beneficiaries.  All persons and entities referenced in Section 1.1 are intended third party beneficiaries of this Release and may enforce this Release as if party hereto.

ARTICLE II

MISCELLANEOUS

2.1  Independent Consideration.  This Release is delivered in consideration for the Sellers entering into the Agreement, which consideration is independent of the mutual covenants contained therein. This Release shall survive any termination, cancellation, or abandonment of the Agreement.

2.2  Severability.  If any covenant or agreement of this Release or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then in each such event the remainder of this Release or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected. In such event, the parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

2.3  Governing Law.  This Release shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of law provisions.

2.4  Assignment.  No party to this Release may assign or transfer any of its rights or interest in this Release without the express written consent of the other parties. Subject to the foregoing, all covenants and agreements contained in this Release shall bind and inure to the benefit of the parties hereto, their respective heirs, devisees, executors, administrators, successors and assigns and all persons claiming by, through, or under them.

2.5  Attorneys’ Fees.  If either party institutes any action or proceeding to enforce this Release or any provision hereof, or for damages by reason of any alleged breach of this Release or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

2.6  Further Assurances.  Each of the parties hereto agrees to execute such additional documents and instruments and perform such further acts as may be necessary to fulfill the purpose and intent of this Release.

2.7  Interpretation.  The headings and titles to the paragraphs of this Release are not a part of this Release and shall have no effect upon the construction or interpretation of any part hereof. All parties to this Release have assisted in the drafting of this Release and its provisions shall not be construed against any party. It is expressly agreed that this Release and the Agreement contain or incorporate all of the terms, covenants, conditions, warranties, and agreements of the parties relating in any manner to the Transaction and that no prior agreement or understanding, if any, pertaining to the same shall be valid or of any force or effect. This Release cannot be modified, amended or terminated, except in writing signed by Lime, the Company and the Sellers’ Representative (as that term is defined in the Agreement) on behalf of all Sellers.

2.8  Counterparts.  This Release may be executed in any number of counterparts, but all together shall constitute but one original.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

LIME ENERGY CO.	ADVANCED BIOTHERAPY, INC.

By: Jeffrey R. Mistarz Executive Vice President and CFO	By: Christopher W. Capps President and Chief Executive Officer

READ AND APPROVED by Sellers’ Representative

Richard P. Kiphart, Sellers’ Representative